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                                                                  EXHIBIT 99.1
                                                                  Press Release

SEPRACOR ON-TRACK TO SUBMIT ESTORRA(TM) NDA

MARLBOROUGH, Mass., Dec. 19 /PRNewswire-FirstCall/ -- Sepracor Inc. (Nasdaq:
SEPR) today announced that after recent discussions with the U.S. Food and Drug Administration (FDA), and consistent with Sepracor's previously stated plan, the company intends to submit its New Drug Application (NDA) for ESTORRA(TM) brand eszopiclone for the treatment of transient and chronic insomnia by mid-February 2003.

Pursuant to the Prescription Drug User Fee Act, the FDA has 60 days to review an NDA submission prior to officially accepting it for filing.

While Sepracor believes that there should not be significant delays in the filing of the NDA, there can be no assurance that the FDA will accept the NDA, that the company will not be required to conduct additional studies, that any such studies will produce results satisfactory to the FDA, that the FDA will approve the NDA or that significant delays in the commercialization of ESTORRA will not occur.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development of the company's pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company's annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Estorra is a trademark of Sepracor Inc.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960 or visit the website at www.sepracor.com.

     Contact:
     David P. Southwell
     Executive Vice President
     Chief Financial Officer

     Jonae R. Barnes
     Vice President
     Investor Relations
     Sepracor Inc.
     (508) 481-6700